_____________________________________________________________
            _____________________________________________________________


                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                    SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 3)*


                              SILICON VALLEY BANCSHARES
         __________________________________________________________________
                                  (Name of Issuer)


                             COMMON STOCK, NO PAR VALUE
         __________________________________________________________________
                           (Title of Class of Securities)


                                     827064 10 6
                 __________________________________________________
                                   (CUSIP Number)


            _____________________________________________________________
            _____________________________________________________________


         Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting ben-eficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a re-porting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment con-taining information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 5 Pages




         CUSIP No. 827064 10 6         13G           Page 2 of 5 Pages
         ______________________________________________________________
           1   NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 H.A. Schupf & Co., Inc.;  13-3523794
         ______________________________________________________________
           2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                               (a) ___
                                                               (b) ___
         ______________________________________________________________
           3   SEC USE ONLY
         ______________________________________________________________
           4   CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
         ______________________________________________________________
                          5  SOLE VOTING POWER

                                     50,000 shares
                        _______________________________________________
           NUMBER OF      6  SHARED VOTING POWER
            SHARES
         BENEFICIALLY                 - 0 -
           OWNED BY     _______________________________________________
             EACH         7  SOLE DISPOSITIVE POWER
            PERSON
             WITH                   597,990 shares
                        _______________________________________________
                          8  SHARED DISPOSITIVE POWER

                                      - 0 -
         ______________________________________________________________
           9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                 597,990 shares
         ______________________________________________________________
          10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*
                                                             __
                                                            [__]
         ______________________________________________________________
          11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.7%
         ______________________________________________________________
          12   TYPE OF REPORTING PERSON*

                 IA
         ______________________________________________________________

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                    Schedule 13G
                                   Amendment No. 3


         Item 1.

              (a)  Name of Issuer
                        Silicon Valley Bancshares

              (b)  Address of Issuer's Principal Executive Offices
                        3003 Tasman Drive
                        Santa Clara, California 95054

         Item 2.

              (a)  Name of Person Filing
                        H.A. Schupf & Co., Inc.

              (b)  Address of Principal Business Office
                        101 East 52nd Street
                        New York, New York 10022

              (c)  Citizenship
                        New York

              (d)  Title of Class of Securities
                        Common Stock, no par value

              (e)  CUSIP Number
                        827064 10 6

         Item 3.   If this statement is filed pursuant to Rule
                   13d-1(b), or 13d-2(b), check whether the person filing is a:

                   (a)  ( )  Broker or Dealer registered under Section 15
                             of the Act
                   (b)  ( )  Bank as defined in Section 3(a)(6) of the Act
                   (c)  ( )  Insurance Company as defined in Section
                             3(a)(19) of the Act
                   (d)  ( )  Investment Company registered under Section 8
                             of the Investment Company Act
                   (e)  (x)  Investment Adviser registered under Section
                             203 of the Investment Advisers Act of 1940
                   (f)  ( )  Employee Benefit Plan, Pension Fund which is
                             subject to provisions of Employee Retirement
                             Income Security Act of 1974 or Endowment Fund; see Sec. 240.13d-1(b)(1)(ii)(F)
                   (g)  ( )  Parent Holding Company in accordance with Sec.
                             240.13d-1(b)(ii)(G)
                   (h)  ( )  Group, in accordance with Sec. 240.13d-
                             1(b)(1)(ii)(H).





                                  Page 3 of 5 Pages



                                    Schedule 13G
                                   Amendment No. 3


         Item 4.   Ownership

              (a)  Amount beneficially owned:  597,990 shares

              (b)  Percent of class:  6.7%

              (c)  Number of shares as to which filing person has:

                   (i)  Sole power to vote or to direct the vote
                               50,000 shares

                  (ii)  Shared power to vote or to direct the vote
                              - 0 -

                 (iii) Sole power to dispose or to direct the disposition of
                              597,990 shares

                  (iv) Shared power to dispose or to direct the disposi-tion of
                              - 0 -

         Item 5.   Ownership of Five Percent or Less of a Class

                        Not applicable

         Item 6. Ownership of More than Five Percent on Behalf of Another Person

                        The reporting person holds 547,990 shares covered by this report on behalf of other persons who have the right to receive or the power to direct the re-ceipt of dividends from, or the proceeds from the sale of, such securities. The interest of any of such persons does not exceed 5% of the class of se-curities.

         Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                        Not applicable

         Item 8.   Identification and Classification of Members of a Group

                        Not applicable

         Item 9.   Notice of Dissolution of Group

                        Not applicable



                                  Page 4 of 5 Pages



                                    Schedule 13G
                                   Amendment No. 3


         Item 10.  Certification

                        By signing below I certify that, to the best of my
                   knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the is-suer of such securities and were not acquired in connec-tion with or as a participant in any transaction having such purposes or effect.


                                      SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              January 26, 1996
                                            _______________________________
                                                       Date


                                              /s/ H. Axel Schupf
                                            _______________________________
                                                     Signature


                                              H. Axel Schupf, President
                                            _______________________________
                                                     Name/Title




















                                  Page 5 of 5 Pages